FIRST AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT dated as of August ____, 2014 (the “Effective Date”), amends the Investment Sub-Advisory Agreement dated May 20, 2014 (as it may be further amended, restated and/or supplemented from time to time, the “Agreement”) by and between Wilshire Associates Incorporated (the “Adviser”) and Guggenheim Partners Investment Management, LLC (the “Sub-Adviser”) with respect to the Wilshire Variable Insurance Trust Funds (the “Fund”).

WHEREAS, Sub-Adviser currently furnishes investment advisory services under the Agreement for the Wilshire Variable Insurance Trust Balanced Fund (the “Fund Portfolio”) of the Fund; and

WHEREAS, Adviser and Sub-Adviser wish to amend the Agreement to make certain changes as part of the management of the Fund Portfolio;

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.            Effective upon the Effective Date, Section 2 of the Agreement, entitled “Sub-Adviser Services,” shall be amended to add two new paragraphs at the end of the first full paragraph of the Section, as follows:

“Sub-Adviser may execute on behalf of each Portfolio Segment it manages certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements and any other agreements, documents or instruments the Sub-Adviser believes are appropriate or desirable in performing its duties under this Agreement.

Under no circumstances shall Sub-Adviser, unless otherwise agreed to in writing by each Fund, have or maintain, within the meaning of Rule 206(4)-2 of the Investment Advisers Act of 1940, custody and/or physical control of the assets in the Portfolio Segments. Sub-Adviser shall not be deemed to have or maintain custody and/or physical control of assets in the Portfolio Segments by virtue of Sub-Adviser’s authority to direct the custodian to make payments and deliveries of assets in the Portfolio Segments or accept payments and deliveries of cash and assets of third parties for the Fund in connection with investments and transactions effected by the Sub-Adviser for the Fund. Such payments and deliveries may include transfers and/or deliveries of assets of the Portfolio Segments as well as receipt of third party assets as collateral or security in connection investments or transactions effected by the Sub-Adviser for the Fund and deemed appropriate or necessary pursuant to the Sub-Adviser’s duties under this Agreement.”

2.            Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED	GUGGENHEIM PARTNERS INVESTMENT MANGEMENT, LLC

By:	By:
Name:	Name:
Title:	Title: